Exhibit 99.1

Nxt-ID, Inc. Announces Investor Webcast to Discuss the Financial Results for the Nine and Three Months Ended September 30, 2019 and to Provide a General Corporate Update

Sebastian, Florida, Nov. 15, 2019 (GLOBE NEWSWIRE) --  Nxt-ID, Inc. (NASDAQ: NXTD) (the “Company”), a provider of healthcare devices and services, announces results for the quarter ended September 30, 2019.

Financial Highlights from the third quarter results included:

●	Revenue from continuing operations for the nine and three months ended September 30, 2019 was approximately $13.1 million and $4.4 million, respectively, up slightly in both periods as compared to the same 2018 periods.
●	Gross profit from continuing operations for nine and three months ended September 30, 2019 was approximately $9.9 million and $3.3 million, respectively compared to approximately $9.5 million and $3.2 million for the same 2018 periods.
●	Operating expenses from continuing operations for the nine and three months ended September 30, 2019 were approximately $8.1 million and $2.6 million, respectively compared to $8.6 million and $3.0 million for the same 2018 periods.
●	Operating income from continuing operations for the nine and three months ended September 30, 2019 was $1.8 million and $0.7 million, respectively, compared to operating income of $0.9 million and $0.2 million for the same 2018 periods.
●	Non GAAP Operating income from continuing operations for the nine and three months ended September 30, 2019, adjusted for depreciation, amortization and non-cash charges was approximately $2.9 million and $1.1 million, respectively, compared to $2.3 million and $0.6 million for the same 2018 periods.
●	Net Cash provided by operating activities of continuing operations in the nine months ended September 30, 2019 was $1.5 million as compared to net cash used of $0.8 million in the nine months ended September 30, 2018.
●	Repaid approximately $3.3 million in debt through September 30, 2019; assuming current interest rates, annualized interest expense savings should approximate $380K.

"Our third quarter 2019 operating results from continuing operations show continued strength from our LogicMark healthcare business as well as the cost saving initiatives implemented by the Company,” said Vin Miceli, Chief Executive Officer of Nxt-ID. “We are also very optimistic about the remainder of 2019 as we continue to further evaluate and reduce operating expenses and focus on expanding our core healthcare business.”

“This was clearly an evolutionary quarter for our Company,” continued Miceli. “Although we have had to take non-cash charges associated with our sale of Fit-Pay, we are well positioned with a more focused business to begin delivering the results that our shareholders expect.”

Concluded Miceli: “I look forward to explaining the quarter's results, updating our shareholders and providing some context regarding our Company's path forward.”

Full financial results and Management's Discussion and Analysis can be found in the Company's Form 10-Q for the nine and three months ended September 30, 2019, which was filed with the Securities and Exchange Commission ("SEC") on November 14, 2019, and can be found at https://www.sec.gov/Archives/edgar/data/1566826/000121390019023538/f10q0919_nxtidinc.htm.

The management team will host an investor webcast to discuss the third quarter 2019 financial results and update shareholders on general corporate developments. The webcast will commence on Tuesday, November 19, 2019 at 4:10 PM (ET). Shareholders, investors and interested parties wanting to participate in the webcast must use this link to register prior to the event: https://edge.media-server.com/mmc/p/ydzd548y

About Nxt-ID, Inc.

Nxt-ID, Inc. (NASDAQ: NXTD) provides technology products and services for healthcare applications. The Company has extensive experience in access control, biometric and behavior-metric identity verification, security and privacy, encryption and data protection, payments, miniaturization and sensor technologies. Through its subsidiary, LogicMark LLC, Nxt-ID, Inc. is a manufacturer and distributor of non-monitored and monitored personal emergency response systems sold through dealers/distributors and the United States Department of Veterans Affairs. Learn more about Nxt-ID at www.nxt-id.com. For Nxt-ID, Inc. corporate information contact: info@nxt-id.com

Forward-Looking Statements for Nxt-ID: This press release contains forward-looking statements within the meaning of the

Private Securities Litigation Reform Act of 1995. Forward-looking statements reflect management's current expectations, as of the date of this press release, and involve certain risks and uncertainties. Forward-looking statements include statements herein with respect to the successful execution of the Company's business strategy. The Company’s actual results could differ materially from those anticipated in these forward-looking statements as a result of various factors. Such risks and uncertainties include, among other things, our ability to establish and maintain the proprietary nature of our technology through the patent process, as well as our ability to possibly license from others patents and patent applications necessary to develop products; the availability of financing; the Company's ability to implement its long range business plan for various applications of its technology; the Company's ability to enter into agreements with any necessary marketing and/or distribution partners; the impact of competition, the obtaining and maintenance of any necessary regulatory clearances applicable to applications of the Company's technology; and management of growth and other risks and uncertainties that may be detailed from time to time in the Company's reports filed with the Securities and Exchange Commission.

Media Contacts:

Vincent S. Miceli
investors@nxt-id.com

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